Exhibit 99.1

Antero Resources Reports Third Quarter 2014 Financial Results

Denver, Colorado, November 5, 2014—Antero Resources Corporation (NYSE: AR) (“Antero” or the “Company”) today released its third quarter 2014 financial results. The relevant financial statements are included in Antero’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, which has been filed with the Securities and Exchange Commission (“SEC”).

Third Quarter 2014 and Other Highlights:

•                  Net daily gas equivalent production averaged 1,080 MMcfe/d, a 91% increase over the prior year quarter

•                  Included net daily liquids production of 25,000 Bbl/d, a 217% increase over the prior year quarter

•                  Liquids comprised 28% of total product revenues before hedges and 14% of total equivalent volumes, increases of 54% and 66% over the prior year quarter, respectively

•                  Realized natural gas price after hedging averaged $4.31 per Mcf, a $0.25 premium to Nymex Henry Hub

•                  Realized NGL price (C3+) averaged $46.66 per barrel, approximately 48% of Nymex WTI

•                  Realized natural gas equivalent price averaged $4.91 per Mcfe including NGLs, oil and hedges, an $0.85 premium to Nymex Henry Hub

•                  Adjusted net income was $72 million, or $0.27 per basic and diluted share, a 47% increase over the prior year quarter

•                  Adjusted EBITDAX was $292 million, a 59% increase over the prior year quarter

•                  Priced initial public offering of midstream MLP raising $1.0 billion in gross proceeds

•                  Added 32,000 net acres in the core of the Marcellus and Utica Shale plays resulting in 520,000 total net acres in the Appalachian Basin

Recent Developments

Antero Midstream Partners LP IPO Pricing and New Midstream Credit Facility

On November 4, 2014, Antero Midstream Partners LP (the “Partnership”) announced the pricing of its initial public offering of 40,000,000 common units representing limited partner interests in the Partnership at $25.00 per common unit.  The Partnership has also granted the underwriters a 30-day option to purchase up to an additional 6,000,000 common units. The common units began trading on the New York Stock Exchange today under the symbol “AM.” The offering is expected to close on November 10, 2014, subject to the satisfaction of customary closing conditions.

The assets of the Partnership initially include gathering and compression assets that service Antero’s Appalachian production.  Antero’s fresh water distribution business was retained at Antero Resources subject to an option on behalf of the Partnership to potentially acquire these assets at a later date.

Antero and its affiliates own 73.7% of the 151,881,914 outstanding common and subordinated units (or 69.7% if the underwriters exercise in full their option to purchase additional common units) and the remaining 26.3% is owned by the public (or 30.3% if the underwriters exercise in full their option to purchase additional common units).

Total gross proceeds from the offering will be $1 billion and net proceeds will be $947 million (or approximately $1.1 billion if the underwriters exercise in full their option to purchase additional common units), and Antero will receive $696 million (or $838 million if the underwriters exercise in full their option to purchase additional common units) as reimbursement of certain capital expenditures incurred and repayment for outstanding indebtedness with the Partnership.  The Partnership will retain $250 million of the net proceeds for general partnership purposes.

Upon closing the IPO, a new fully undrawn $1 billion credit facility will be in place at the Partnership for future funding needs.  Wells Fargo Bank, N.A. and JPMorgan Chase Bank, N.A. are co-lead arrangers for the midstream credit facility which includes 17 banks in total.  The term of the LIBOR-based facility is five years.

Antero Resources Borrowing Base Increase

On October 16, 2014, Antero announced that the borrowing base under its upstream credit facility had been increased to $4.0 billion, a $1.0 billion increase over Antero’s previous borrowing base.  In addition, lender commitments under the facility were increased by $500 million to $3.0 billion.  The $3.0 billion commitment can be expanded to the full $4.0 billion borrowing base upon bank approval.

JPMorgan Chase Bank, N.A and Wells Fargo Bank, N.A. are co-lead managers for Antero’s upstream credit facility which includes 26 banks in total.  As of September 30, 2014, on a pro forma basis to give effect to the lender commitment and borrowing base increase as well as proceeds from the IPO of the Partnership, the Company would have had approximately $800 million drawn under the credit facility and $332 million in letters of credit outstanding, resulting in approximately $1.9 billion of available liquidity and approximately $2.9 billion of unused borrowing base capacity.

Marcellus Processing Update

MarkWest recently placed in service Sherwood 5, a 200 MMcf/d cryogenic processing plant at the Sherwood facility located in Doddridge County, West Virginia.  This now gives Antero access to 950 MMcf/d of firm processing capacity in the Marcellus.  The Company has also committed to Sherwood 6 and 7, two additional 200 MMcf/d cryogenic processing plants.  Sherwood 6 is expected to go on line in the second quarter of 2015 and Sherwood 7 is expected to go on line in the third quarter of 2015.  In total, Antero has committed to 1.35 Bcf/d of firm cryogenic processing capacity in the Marcellus.  Ethane is currently being rejected at the Sherwood facility and sold in the residue gas stream which results in Antero receiving a Btu premium.

Marcellus and Utica Acreage Update

Since the second quarter 2014 operations update release on July 17, 2014, Antero has increased its Marcellus acreage position by 17,000 net acres resulting in 386,000 total net acres in the southwestern core of the Marcellus Shale play.  Pro forma for these net acreage additions, approximately 30% of Antero’s total net acreage was associated with proved locations and approximately 10% with proved developed locations at mid-year 2014.  Approximately 73% of the Marcellus total net acreage, or 282,000 net acres, is believed to contain processable rich gas assuming an 1100 Btu cutoff.

Additionally, since the second quarter 2014 operations update release, Antero has increased its Utica acreage position by 15,000 net acres resulting in 134,000 total net acres in the core of the Utica Shale play.  Included in the net acreage additions is a recently closed acquisition with an undisclosed third-party for a consolidated 12,000 net acre position in the rich gas core totaling $185 million.  The Company funded this transaction using its credit facility.  Pro forma for these net acreage additions, approximately 10% of Antero’s total net acreage was associated with proved locations and approximately 4% with proved developed locations at mid-year 2014.  Approximately 76% of the Utica total net acreage, or 102,000 net acres, is believed to contain processable rich gas assuming an 1100 Btu cutoff.

Third Quarter 2014 Financial Results

For the three months ended September 30, 2014, Antero reported net income from continuing operations of $204 million, or $0.78 per basic and diluted share, compared to net income from continuing operations of $118 million, or $0.45 per basic and diluted share, in the third quarter of 2013.  The GAAP net income for the third quarter of 2014 included the following items:

•                  Non-cash gains on unsettled hedges of $252 million ($156 million net of tax)

•                  Non-cash stock compensation expense primarily for outstanding profits interests awards, that are non-dilutive to public stockholders, of $24 million ($21 million net of tax)

•                  Impairment of unproved properties of $5 million ($3 million net of tax)

Excluding these items, the Company’s non-GAAP results for the third quarter of 2014 were as follows:

•                  Adjusted net income from continuing operations of $72 million, or $0.27 per basic and diluted share, a 47% increase compared to $49 million, or $0.19 per basic and diluted share, in the third quarter of 2013

•                  Adjusted EBITDAX of $292 million, a 59% increase compared to $183 million in the third quarter of 2013

•                  Adjusted EBITDAX margin of $2.93 per Mcfe, a 16% decrease compared to $3.51 per Mcfe in the third quarter of 2013

For reconciliations of adjusted net income from continuing operations, adjusted EBITDAX and adjusted EBITDAX margin to the most comparable GAAP measures, please see “Non-GAAP Financial Measures.”

Net production for the third quarter of 2014 averaged a Company record 1,080 MMcfe/d, an increase of 91% from the third quarter of 2013.  Third quarter 2014 net liquids production averaged a Company record 25,009 Bbl/d, an increase of 217% from the third quarter of 2013.  Net production was comprised of 930 MMcf/d of natural gas (86%), 21,225 Bbl/d of NGLs (12%) and 3,784 Bbl/d of crude oil (2%).

Antero’s average realized natural gas price before hedging for the third quarter of 2014 was $3.63 per Mcf, a $0.43 negative differential to the Nymex Henry Hub average price for the period.  Approximately 39% of Antero’s third quarter 2014 natural gas production was priced at the TCO index and the remaining natural gas production was priced at various other index pricing points including Dominion South (35%), Nymex Henry Hub (10%), Chicago (10%) and Tetco M2 (6%).

For the third quarter of 2014, Antero realized a cash settled natural gas hedge gain of $58 million, or $0.68 per Mcf.  This cash settled natural gas hedge gain included $38 million associated with hedges at the Dominion South index, $19 million associated with hedges at the TCO index, and $1 million associated with Nymex Henry Hub hedges.  Antero’s average realized natural gas price after hedging for the third quarter of 2014 was $4.31 per Mcf, a $0.25 per Mcf premium to the Nymex Henry Hub average price for the period.

Antero’s average realized C3+ NGL price for the third quarter of 2014 was $46.66 per barrel, or approximately 48% of the Nymex WTI oil price average for the period, and the average oil price before hedges was $84.17 per barrel.

Average natural gas equivalent price including NGLs, oil and hedge settlements was $4.91 per Mcfe, a 5% decrease as compared to the third quarter of 2013.

Marketing revenue for the third quarter of 2014 was $18 million.  Antero’s marketing revenue was primarily associated with the sale of third-party gas purchased to utilize the Company’s excess firm transportation capacity on the Rockies Express Pipeline.

GAAP revenue for the third quarter of 2014 was $762 million as compared to $385 million for the third quarter of 2013.  GAAP revenue for the third quarter of 2014 included a $252 million non-cash gain on unsettled hedges while the third quarter of 2013 included a $115 million non-cash gain on unsettled hedges. Non-GAAP adjusted net revenue increased 90% to $511 million compared to the third quarter of 2013, including cash settled hedge gains but excluding non-cash unsettled hedge gains.  Liquids production contributed 28% of natural gas, NGLs and oil revenue before hedges in the third quarter of 2014 compared to 18% during the third quarter of 2013.  Please see “Non-GAAP Financial Measures” for a reconciliation of GAAP revenue to Non-GAAP adjusted net revenue.

Per unit cash production expense (lease operating, gathering, compression, processing and transportation, and production tax) for the third quarter of 2014 was $1.60 per Mcfe, representing a 14% increase compared to $1.40 per Mcfe in the prior year quarter due to the significant increase in liquids production.  Per unit general and administrative expense for the third quarter of 2014, excluding non-cash stock compensation expense, was $0.29 per Mcfe compared to $0.28 per Mcfe for the prior year quarter.  Per unit depreciation, depletion and amortization expense (“DD&A”) decreased 1% from the prior year quarter to $1.26 per Mcfe.

Marketing expense for the third quarter of 2014 was $32 million.  The largest components of marketing expense were the cost of purchasing third-party gas and the firm transport demand costs associated with the Company’s currently unused ATEX ethane pipeline capacity.

Adjusted EBITDAX of $292 million for the third quarter of 2014 was 59% higher than the prior year quarter due to increased production and revenue.  Adjusted EBITDAX margin for the quarter was $2.93 per Mcfe representing a 16% decrease over the prior year quarter due to lower commodity prices.  Cash flow from operations before changes in working capital was $245 million, a 74% increase compared to $141 million in the third quarter of 2013.

Paul Rady, Chairman and CEO, commenting on the Company’s third quarter production and Antero’s firm transportation portfolio, said, “Antero set a new net production record this quarter averaging almost 1.1 Bcfe/d.  Our net production also included a record 25,000 Bbl/d of liquids.  We continue to be on track with meeting our 2014 production guidance as well as our 45% to 50% growth targets for both 2015 and 2016.  To accommodate this growth profile, we have designed our firm transportation portfolio in a very strategic manner in order to provide us with attractively priced and geographically diverse end markets.  During the next two years we expect to utilize over 90% of our total contracted firm transport volumes for sales and marketing efforts with a minimal $0.02/Mcfe to $0.03/Mcfe of expected unutilized capacity charges.”

Glen Warren, President and CFO, commenting on the Company’s price realizations, said, “During the third quarter we realized a $0.25 per Mcf premium to Nymex for our natural gas production including hedges.  We forecast that we will continue to realize premium gas prices relative to Nymex through 2016 due to our firm transportation capacity to favorable markets including TCO, Gulf Coast and Chicago, our high Btu residue gas and our hedges.  Lastly, after including the impact of liquids value, we realized an $0.85 per Mcfe premium to Nymex for our gas-equivalent production.”

For a reconciliation of adjusted EBITDAX, adjusted EBITDAX margin and cash flow from operations before changes in working capital to the most comparable GAAP measures, please see “Non-GAAP Financial Measures.”

Capital Spending

Antero’s total capital expenditures for the three months ended September 30, 2014 were $1.1 billion, including drilling and completion costs of $621 million, gathering and compression costs of $145 million, fresh water distribution project costs of $57 million and leasehold costs of $279 million including the aforementioned $185 million acquisition of 12,000 net acres in the Utica Shale play.

Conference Call

A conference call is scheduled on Thursday, November 6, 2014 at 9:00 a.m. MT to discuss the results for the quarter.  A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter.  To participate in the call dial 877-300-8521 (U.S.), 855-669-9657 (Canada), or 412-317-6026 (International) and reference passcode 10053701. A telephone replay of the call will be available until November 16, 2014 at 9:00 a.m. MT at 877-870-5176 (U.S.) or 858-384-5517 (International) using the same passcode.

A simultaneous webcast of the call may be accessed over the internet at www.anteroresources.com.  The webcast will be archived for replay on the Company’s website until November 16, 2014 at 9:00 a.m. MT.

Presentation

An updated company presentation will be posted to Antero’s website before the November 6, 2014 conference call.  Additionally, a separate conference call presentation will be posted to accompany certain planned comments to be made by management during the call.  These presentations can be found at www.anteroresources.com on the homepage.  Information on the Company’s website does not constitute a portion of this press release.

Non-GAAP Financial Measures

Adjusted net revenue as set forth in this release represents total revenue adjusted for unsettled hedge (gains) and losses.  Antero believes that adjusted net revenue is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.  Adjusted net revenue is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for total revenue as an indicator of financial performance.  The following table reconciles total revenue to adjusted net revenue:

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2014	2013	2014

Total revenue	$384,522	$762,490	$833,120	$1,242,035
Commodity derivative (gains) losses	(161,968)	(308,975)	(285,510)	63,720
Cash receipts for settled derivatives	47,034	57,451	109,311	57,333
Adjusted net revenue	$269,588	$510,966	$656,921	$1,363,088

Adjusted net income from continuing operations as set forth in this release represents net income from continuing operations adjusted for certain items. Antero believes that adjusted net income from continuing operations is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies. Adjusted net income from continuing operations is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income from continuing operations as an indicator of financial performance. The following table reconciles net income from continuing operations to adjusted net income from continuing operations:

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2014	2013	2014

Net income from continuing operations	$117,794	$203,909	$200,990	$64,655
Non-cash commodity derivative (gains) losses on unsettled derivatives, net of tax	(70,990)	(155,984)	(108,830)	75,072
Impairment of unproved properties, net of tax	1,980	2,817	5,907	4,896
Stock compensation expense, net of tax	—	20,944	—	79,272
Loss on early extinguishment of debt, net of tax	—	—	—	12,642
Adjusted net income from continuing operations	$48,784	$71,686	$98,067	$236,537

Cash flow from operations before changes in working capital as set forth in this release represents net cash provided by operating activities before changes in working capital.  Cash flow from operations before changes in working capital is widely accepted by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt.  Cash flow from operations before changes in working capital is also useful because it is widely used by professional research analysts in valuing, comparing, rating and providing investment recommendations of companies in the oil and gas exploration and production industry.  In turn, many investors use this published research in making investment decisions.  Cash flow from operations before changes in working capital is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for cash flows from operating, investing, or financing activities, as an indicator of cash flows, or as a measure of liquidity.

The following table reconciles net cash provided by operating activities to cash flow from operations before changes in working capital as used in this release:

	Three months ended September 30,		Nine months ended September 30,
	2013	2014	2013	2014

Net cash provided by operating activities	$139,540	$300,717	$331,937	$798,746
Net change in working capital	1,194	(55,621)	(13,529)	(96,153)
Cash flow from operations before changes in working capital	$140,734	$245,096	$318,408	$702,593

Adjusted EBITDAX is a non-GAAP financial measure that Antero defines as net income from continuing operations after adjusting for those items shown in the table below.  Adjusted EBITDAX, as used and defined by the Company, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP.  Adjusted EBITDAX should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows from operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.  Adjusted EBITDAX provides no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, and working capital movement or tax position.  Adjusted EBITDAX does not represent funds available for discretionary use because those funds may be required for debt service, capital expenditures, working capital, income taxes, franchise taxes, exploration expenses, and other commitments and obligations. However, Antero’s management team believes adjusted EBITDAX is useful to an investor in evaluating the Company’s financial performance because this measure:

•                  is widely used by investors in the oil and gas industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods selected and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•                  helps investors to more meaningfully evaluate and compare the results of Antero’s operations from period to period by removing the effect of its capital structure from its operating structure; and

•                  is used by the Company’s management team for various purposes, including as a measure of operating performance, in presentations to its board of directors, as a basis for strategic planning and forecasting and by its lenders pursuant to covenants under its credit facility and the indentures governing the Company’s senior notes.

There are significant limitations to using adjusted EBITDAX as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect Antero’s net income or loss, the lack of comparability of results of operations of different companies and the different methods of calculating adjusted EBITDAX reported by different companies.  The following table represents a reconciliation of the Company’s net income from continuing operations to adjusted EBITDAX, a reconciliation of adjusted EBITDAX to net cash provided by operating activities and a reconciliation of realized price before settled hedges to adjusted EBITDAX Margin:

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2014	2013	2014

Net income from continuing operations	$117,794	$203,909	$200,990	$64,655
Commodity derivative fair value (gains) losses	(161,968)	(308,975)	(285,510)	63,720
Net cash receipts on settled derivative instruments	47,034	57,451	109,311	57,333
Interest expense	37,444	42,455	100,840	111,057
Loss on early extinguishment of debt	—	—	—	20,386
Income tax expense	67,370	135,035	120,695	75,919
Depreciation, depletion, amortization and accretion	65,963	124,944	159,447	321,915
Impairment of unproved properties	3,205	4,542	9,564	7,895
Exploration expense	5,372	7,476	17,034	21,176
Stock compensation expense	—	24,285	—	85,896
State franchise taxes	620	450	1,820	1,738
Adjusted EBITDAX from continuing operations	182,834	291,572	434,191	831,690
Net income from discontinued operations	3,100	—	3,100	2,210
Gain on sale of assets	(5,000)	—	(5,000)	(3,564)
Income tax expense	1,900	—	1,900	1,354
Adjusted EBITDAX from discontinued operations	—	—	—	—
Total adjusted EBITDAX	182,834	291,572	434,191	831,690
Interest expense	(37,444)	(42,455)	(100,840)	(111,057)
Exploration expense	(5,372)	(7,476)	(17,034)	(21,176)
Changes in current assets and liabilities	(1,194)	55,621	13,529	96,153
State franchise taxes	(620)	(450)	(1,820)	(1,738)
Other non-cash items	1,336	3,905	3,911	4,874
Net cash provided by operating activities	$139,540	$300,717	$331,937	$798,746

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2014	2013	2014
Adjusted EBITDAX margin ($ per Mcfe):
Realized price before settled hedges	$4.27	$4.33	$4.27	$5.06
Gathering, compression, and water distribution revenues	—	0.05	—	0.05
Lease operating expense	(0.05)	(0.09)	(0.04)	(0.07)
Gathering, compression, processing and transportation costs	(1.12)	(1.29)	(1.15)	(1.26)
Marketing, net	—	(0.14)	—	(0.14)
Production taxes	(0.23)	(0.22)	(0.24)	(0.26)
General and administrative(1)	(0.27)	(0.29)	(0.30)	(0.30)
Adjusted EBITDAX margin before settled hedges	2.60	2.35	2.54	3.08
Cash receipts for settled hedges	0.91	0.58	0.85	0.23
Adjusted EBITDAX margin	$3.51	$2.93	$3.39	$3.31

(1)         — excludes franchise taxes and stock compensation that are included in G&A

Antero Resources is an independent oil and natural gas company engaged in the acquisition, development and production of unconventional oil and liquids-rich natural gas properties located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania. Our website is located at www.anteroresources.com.

This release includes “forward-looking statements”.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, other than historical facts included in this release, are forward-looking statements.  All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

Antero cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in Antero’s Annual Report on Form 10-K for the year ended December 31, 2013.

For more information, contact Michael Kennedy — VP Finance, at (303) 357-6782 or mkennedy@anteroresources.com.

ANTERO RESOURCES CORPORATION

Condensed Consolidated Balance Sheets

December 31, 2013 and September 30, 2014

(Unaudited)

(In thousands, except share amounts)

	2013	2014
Assets
Current assets:
Cash and cash equivalents	$17,487	6,308
Accounts receivable — trade, net of allowance for doubtful accounts of $1,251 in 2013 and 2014	30,610	66,755
Accrued revenue	96,825	144,014
Derivative instruments	183,000	280,959
Other	5,642	4,667
Total current assets	333,564	502,703
Property and equipment:
Natural gas properties, at cost (successful efforts method):
Unproved properties	1,513,136	1,915,683
Proved properties	3,621,672	5,605,619
Fresh water distribution systems	231,684	390,966
Gathering systems and facilities	584,626	1,064,855
Other property and equipment	15,757	32,593
	5,966,875	9,009,716
Less accumulated depletion, depreciation, and amortization	(407,219)	(722,731)
Property and equipment, net	5,559,656	8,286,985
Derivative instruments	677,780	458,209
Other assets, net	42,581	67,983
Total assets	$6,613,581	9,315,880

ANTERO RESOURCES CORPORATION

Condensed Consolidated Balance Sheets

December 31, 2013 and September 30, 2014

(Unaudited)

(In thousands, except share amounts)

	2013	2014
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$370,640	598,538
Accrued liabilities	77,126	178,840
Revenue distributions payable	96,589	169,446
Deferred income tax liability	69,191	106,721
Derivative instruments	646	—
Other	8,037	10,491
Total current liabilities	622,229	1,064,036
Long-term liabilities:
Long-term debt	2,078,999	4,137,866
Deferred income tax liability	278,580	318,323
Derivative instruments	—	86
Other long-term liabilities	35,113	44,147
Total liabilities	3,014,921	5,564,458
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; authorized - 1,000,000,000 shares; issued and outstanding 262,049,659 shares and 262,051,067 shares, respectively	2,620	2,621
Preferred stock, $0.01 par value; authorized - 50,000,000 shares; none issued	—	—
Additional paid-in capital	3,402,180	3,488,076
Accumulated earnings	193,860	260,725
Total stockholders’ equity	3,598,660	3,751,422
Total liabilities and stockholders’ equity	$6,613,581	9,315,880

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

Three Months Ended September 30, 2013 and 2014

(Unaudited)

(In thousands, except per share amounts)

	2013	2014
Revenue:
Natural gas sales	$182,125	310,390
Natural gas liquids sales	31,956	91,111
Oil sales	8,473	29,304
Gathering, compression, and water distribution	—	4,875
Marketing	—	17,835
Commodity derivative fair value gains	161,968	308,975
Total revenue	384,522	762,490
Operating expenses:
Lease operating	2,697	8,680
Gathering, compression, processing, and transportation	58,383	128,531
Production and ad valorem taxes	11,851	21,726
Marketing	—	32,192
Exploration	5,372	7,476
Impairment of unproved properties	3,205	4,542
Depletion, depreciation, and amortization	65,697	124,624
Accretion of asset retirement obligations	266	320
General and administrative (including stock compensation expense of $24,210 in 2014)	14,443	53,000
Total operating expenses	161,914	381,091
Operating income	222,608	381,399
Other expenses:
Interest	(37,444)	(42,455)
Income from continuing operations before income taxes and discontinued operations	185,164	338,944
Provision for income tax expense	(67,370)	(135,035)
Income from continuing operations	117,794	203,909
Discontinued operations:
Income from sale of discontinued operations, net of income tax expense of $1,900 in 2013	3,100	—
Net income and comprehensive income	$120,894	203,909

Earnings per common share:
Continuing operations	$0.45	0.78
Discontinued operations	0.01	—
Total	$0.46	0.78

Earnings per common share - assuming dilution
Continuing operations	$0.45	0.78
Discontinued operations	0.01	—
Total	$0.46	0.78

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

Nine Months Ended September 30, 2013 and 2014

(Unaudited)

(In thousands, except per share amounts)

	2013	2014
Revenue:
Natural gas sales	$476,403	936,877
Natural gas liquids sales	59,772	244,807
Oil sales	11,435	89,059
Gathering, compression, and water distribution	—	11,964
Marketing	—	23,048
Commodity derivative fair value gains (losses)	285,510	(63,720)
Total revenue	833,120	1,242,035
Operating expenses:
Lease operating	5,222	18,570
Gathering, compression, processing, and transportation	148,023	315,878
Production and ad valorem taxes	30,578	64,123
Marketing	—	58,119
Exploration	17,034	21,176
Impairment of unproved properties	9,564	7,895
Depletion, depreciation, and amortization	158,650	320,984
Accretion of asset retirement obligations	797	931
General and administrative (including stock compensation expense of $85,821 in 2014)	40,727	162,342
Total operating expenses	410,595	970,018
Operating income	422,525	272,017
Other expenses:
Interest	(100,840)	(111,057)
Loss on early extinguishment of debt	—	(20,386)
Total other expenses	(100,840)	(131,443)
Income from continuing operations before income taxes and discontinued operations	321,685	140,574
Provision for income tax expense	(120,695)	(75,919)
Income from continuing operations	200,990	64,655
Discontinued operations:
Income from sale of discontinued operations, net of income tax expense of $1,900 and $1,354, respectively	3,100	2,210
Net income and comprehensive income	$204,090	66,865

Earnings per common share:
Continuing operations	$0.77	0.25
Discontinued operations	0.01	0.01
Total	$0.78	0.26

Earnings per common share - assuming dilution
Continuing operations	$0.77	0.25
Discontinued operations	0.01	0.01
Total	$0.78	0.26

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Cash Flows

Nine Months Ended September 30, 2013 and 2014

(Unaudited)

(In thousands)

	2013	2014
Cash flows from operating activities:
Net income	$204,090	66,865
Adjustment to reconcile net income to net cash provided by operating activities:
Depletion, depreciation, amortization, and accretion	159,447	321,915
Impairment of unproved properties	9,564	7,895
Derivative fair value (gains) losses	(285,510)	63,720
Cash receipts for settled derivatives	109,311	57,333
Deferred income tax expense	120,695	75,919
Stock compensation expense	—	85,896
Loss on early extinguishment of debt	—	20,386
Gain on sale of discontinued operations	(5,000)	(3,564)
Deferred income tax expense - discontinued operations	1,900	1,354
Other	3,911	4,874
Changes in assets and liabilities:
Accounts receivable	(11,727)	(36,145)
Accrued revenue	(39,453)	(47,189)
Other current assets	1,702	975
Accounts payable	(4,602)	530
Accrued liabilities	44,720	105,278
Revenue distributions payable	22,889	72,857
Other	—	(153)
Net cash provided by operating activities	331,937	798,746
Cash flows used in investing activities:
Additions to unproved properties	(342,832)	(518,247)
Drilling and completion costs	(1,165,248)	(1,723,657)
Additions to fresh water distribution systems	(101,838)	(156,467)
Additions to gathering systems and facilities	(240,119)	(406,666)
Additions to other property and equipment	(3,225)	(12,539)
Change in other assets	(11,622)	(6,896)
Net cash used in investing activities	(1,864,884)	(2,824,472)
Cash flows from financing activities:
Issuance of senior notes	231,750	1,102,500
Repayment of senior notes	—	(260,000)
Borrowings on bank credit facility, net	1,295,500	1,217,000
Make-whole premium on debt extinguished	—	(17,383)
Payments of deferred financing costs	(8,334)	(27,570)
Other	6,626	—
Net cash provided by financing activities	1,525,542	2,014,547
Net decrease in cash and cash equivalents	(7,405)	(11,179)
Cash and cash equivalents, beginning of period	18,989	17,487
Cash and cash equivalents, end of period	$11,584	6,308
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$70,221	67,299
Supplemental disclosure of noncash investing activities:
Increase in accounts payable for additions to property and equipment	$134,525	227,368

OPERATING DATA

The following table sets forth selected operating data for the three months ended September 30, 2013 compared to the three months ended September 30, 2014:

	Three Months Ended September 30,		Amount of Increase
	2013	2014	(Decrease)	Percent Change
	(in thousands, except per unit and production data)
Operating revenues:
Natural gas sales	$182,125	310,390	128,265	70%
NGL sales	31,956	91,111	59,155	185%
Oil sales	8,473	29,304	20,831	246%
Gathering, compression, and water distribution	—	4,875	4,875	*
Marketing	—	17,835	17,835	*
Commodity derivative fair value gains	161,968	308,975	147,007	*
Total operating revenues	384,522	762,490	377,968	98%
Operating expenses:
Lease operating	2,697	8,680	5,983	222%
Gathering, compression, processing, and transportation	58,383	128,531	70,148	120%
Production and ad valorem taxes	11,851	21,726	9,875	83%
Marketing	—	32,192	32,192	*
Exploration	5,372	7,476	2,104	39%
Impairment of unproved properties	3,205	4,542	1,337	42%
Depletion, depreciation, and amortization	65,697	124,624	58,927	90%
Accretion of asset retirement obligations	266	320	54	20%
General and administrative (before stock compensation)	14,443	28,790	14,347	99%
Stock compensation	—	24,210	24,210	*
Total operating expenses	161,914	381,091	219,177	135%
Operating income	222,608	381,399	158,791	71%

Other Expenses:
Interest expense	(37,444)	(42,455)	(5,011)	13%
Income before income taxes and discontinued operations	185,164	338,944	153,780	83%
Income tax expense	(67,370)	(135,035)	(67,665)	100%
Income from continuing operations	117,794	203,909	86,115	73%
Income from discontinued operations	3,100	—	(3,100)	*
Net income	$120,894	203,909	83,015	69%

Adjusted EBITDAX	$182,834	291,572	108,738	59%

Production data:
Natural gas (Bcf)	48	86	38	79%
NGLs (MBbl)	637	1,953	1,316	206%
Oil (MBbl)	87	348	261	299%
Combined (Bcfe)	52	99	47	91%
Daily combined production (MMcfe/d)	566	1,080	514	91%
Average prices before effects of hedges:
Natural gas (per Mcf)	$3.82	$3.63	$(0.19)	(5)%
NGLs (per Bbl)	$50.13	$46.66	$(3.47)	(7)%
Oil (per Bbl)	$97.10	$84.17	$(12.93)	(13)%
Combined (per Mcfe)	$4.27	$4.33	$0.06	1%
Average realized prices after effects of hedges:
Natural gas (per Mcf)	$4.81	$4.31	$(0.50)	(10)%
NGLs (per Bbl)	$50.13	$46.66	$(3.47)	(7)%
Oil (per Bbl)	$94.71	$82.47	$(12.24)	(13)%
Combined (per Mcfe)	$5.18	$4.91	$(0.27)	(5)%
Average Costs (per Mcfe):
Lease operating	$0.05	$0.09	$0.04	80%
Gathering, compression, processing, and transportation	$1.12	$1.29	$0.17	15%
Production and ad valorem taxes	$0.23	$0.22	$(0.01)	(4)%
Depletion, depreciation, amortization, and accretion	$1.27	$1.26	$(0.01)	(1)%
General and administrative (before stock compensation)	$0.28	$0.29	$0.01	4%

OPERATING DATA

The following table sets forth selected operating data for the nine months ended September 30, 2013 compared to the nine months ended September 30, 2014:

	Nine Months Ended September 30,		Amount of Increase
	2013	2014	(Decrease)	Percent Change
	(in thousands, except per unit and production data)
Operating revenues:
Natural gas sales	$476,403	936,877	460,474	97%
NGL sales	59,772	244,807	185,035	310%
Oil sales	11,435	89,059	77,624	679%
Gathering, compression, and water distribution	—	11,964	11,964	*
Marketing	—	23,048	23,048	*
Commodity derivative fair value gains (losses)	285,510	(63,720)	(349,230)	*
Total operating revenues	833,120	1,242,035	408,915	49%
Operating expenses:
Lease operating	5,222	18,570	13,348	256%
Gathering, compression, processing, and transportation	148,023	315,878	167,855	113%
Production and ad valorem taxes	30,578	64,123	33,545	110%
Marketing	—	58,119	58,119	*
Exploration	17,034	21,176	4,142	24%
Impairment of unproved properties	9,564	7,895	(1,669)	(17)%
Depletion, depreciation, and amortization	158,650	320,984	162,334	102%
Accretion of asset retirement obligations	797	931	134	17%
General and administrative (before stock compensation)	40,727	76,521	35,794	88%
Stock compensation	—	85,821	85,821	*
Total operating expenses	410,595	970,018	559,423	136%
Operating income	422,525	272,017	(150,508)	(36)%

Other Expenses:
Interest expense	(100,840)	(111,057)	(10,217)	10%
Loss on early extinguishment of debt	—	(20,386)	(20,386)	*
Total other expenses	(100,840)	(131,443)	(30,603)	30%
Income before income taxes and discontinued operations	321,685	140,574	(181,111)	(56)%
Income tax expense	(120,695)	(75,919)	44,776	(37)%
Income from continuing operations	200,990	64,655	(136,335)	(68)%
Income from discontinued operations	3,100	2,210	(890)	(29)%
Net income	$204,090	66,865	(137,225)	(67)%

Adjusted EBITDAX	$434,191	831,690	397,499	92%

Production data:
Natural gas (Bcf)	120	217	97	81%
NGLs (MBbl)	1,197	4,602	3,405	285%
Oil (MBbl)	122	1,010	888	728%
Combined (Bcfe)	128	251	123	96%
Daily combined production (MMcfe/d)	470	920	450	96%
Average prices before effects of hedges:
Natural gas (per Mcf)	$3.96	$4.31	$0.35	9%
NGLs (per Bbl)	$49.95	$53.20	$3.25	7%
Oil (per Bbl)	$93.76	$88.15	$(5.61)	(6)%
Combined (per Mcfe)	$4.27	$5.06	$0.79	19%
Average realized prices after effects of hedges:
Natural gas (per Mcf)	$4.87	$4.58	$(0.29)	(6)%
NGLs (per Bbl)	$49.95	$53.20	$3.25	7%
Oil (per Bbl)	$90.28	$86.57	$(3.71)	(4)%
Combined (per Mcfe)	$5.12	$5.29	$0.17	3%
Average Costs (per Mcfe):
Lease operating	$0.04	$0.07	$0.03	75%
Gathering, compression, processing, and transportation	$1.15	$1.26	$0.11	10%
Production and ad valorem taxes	$0.24	$0.26	$0.02	8%
Depletion, depreciation, amortization, and accretion	$1.24	$1.28	$0.04	3%
General and administrative (before stock compensation)	$0.32	$0.30	$(0.02)	(6)%